Exhibit 99.1

NASB Financial, Inc.

NEWS RELEASE

Contact:	Rhonda Nyhus

Vice President

NASB Financial, Inc.

12498 South 71 Highway

Grandview, MO 64030

Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

NASB Financial, Inc. Announces Financial Results

Grandview, Missouri (February 8, 2012)—NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended December 31, 2011, of $4,939,000 or $0.63 per share. This compares to net income of $6,885,000 or $0.87 per share for the quarter ended September 30, 2011, and compares to a net loss of $3,035,000 or $(0.39) per share for the quarter ended December 31, 2010.

NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. (“North American” or the “Bank”). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Kansas City, Lee’s Summit, and Springfield, Missouri.

(Financial Highlights Schedule Attached)

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NASB Financial, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	September 30,	September 30,	September 30,
	Three Months Ended
	12/31/11	9/30/11	12/31/10
EARNINGS DATA:
Net interest income	$14,119	13,255	13,040
Provision for loan losses	2,500	—	10,526
Non-interest income	10,549	10,756	9,086
Non-interest expense	14,137	12,816	16,535
Income tax expense (benefit)	3,092	4,310	(1,900)

Net income (loss)	$4,939	6,885	(3,035)

FINANCIAL CONDITION DATA:
Total assets	$1,205,525	1,253,584	1,332,129
Total loans and mortgage-backed and related securities	1,026,190	1,072,429	1,180,298
Customer and brokered deposit accounts	882,551	809,675	898,646
Stockholders’ equity	155,349	150,378	164,762

FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share	$19.75	19.11	20.94
Earnings (loss) per share	0.63	0.87	(0.39)
Cash dividends paid per share	—	—	—

Return on assets (annualized net income divided by total average assets)	1.61%	2.19%	(0.88)%
Return on equity (annualized net income divided by average stockholders’ equity)	12.92%	18.67%	(7.30)%

Weighted average shares outstanding	7,867,614	7,867,614	7,867,614